Exhibit 10-s

                               Non-Employee Director
                              Stock and Deferral Plan

                                    Plan Effective Date:    November 21, 1997
                                    As Amended Through:     November 17, 2000

      5.3   Deferral of Retainers, Committee Fees, and Meeting Fees

      6.5   Conversion of a Participant's Cash Deferral Account

SBC Communications Inc.
Non-Employee Director Stock and Deferral Plan

Article 1. Purpose

      The purpose of the Non-Employee Director Stock and Deferral Plan (the "Plan")
(formerly the Deferred Compensation Plan for Non-Employee Directors) is to promote the achievement of long-term objectives of SBC Communications Inc. ("SBC" or the
"Company") by linking the personal interests of Non-Employee Directors to those of the Company's shareholders and to attract and retain Non-Employee Directors of outstanding competence.

Article 2. Definitions

      Whenever used in the Plan, the following terms shall have the meanings set forth below and, when the defined meaning is intended, the initial letter of the word is capitalized:

      (a)   "Award" means, individually or collectively, an award under this Plan of Stock Units.
      (b)   "Board" or "Board of Directors" means the Board of Directors of the
            Company.
      (c)   "Committee" means the Human Resources Committee of the Board of
            Directors of the Company.
      (d)   "Company" means SBC Communications Inc., a Delaware corporation, together with any and all Subsidiaries.
      (e)   "Director" means any individual who is a member of the Board of
            Directors of the Company, including Advisory Directors.
      (f)   "Employee" means any full-time, nonunion, salaried employee of the
            Company or of the Company's Subsidiaries.  For purposes of the Plan, an individual whose only employment relationship with the Company is as a
            Director shall not be deemed to be an Employee.
      (g)   "Fair Market Value" or "FMV" shall mean the closing price on the New
            York Stock Exchange ("NYSE") for Shares on the relevant date, or if such date was not a trading day, the next preceding trading date, all as determined by the Company.  A trading day is any day that the Shares are traded on the NYSE.  In lieu of the foregoing, the Board may select any other index or measurement to determine the FMV of Shares under the
            Plan.
      (h)   "Non-Employee Director" means any individual who is a member of the
            Board of Directors of the Company, but who is not otherwise an Employee of the Company, nor has otherwise been an Employee of the Company.
      (i)   "Participant" means a person who is entitled to participate in the Plan.
      (j)   "Shares" means shares of Common Stock of the Company, par value one dollar ($1.00) per share.
      (k)   "Stock Unit" or "Unit" means an Award acquired by a Participant as a measure of participation under the Plan, and having a value equal to a Share.

Article 3. Eligibility and Administration

3.1   Eligibility.  Persons eligible to participate in the Plan are limited to
Non-Employee Directors.

3.2   The Human Resources Committee.  The Plan shall be administered by the Human
Resources Committee of the Board of Directors of the Company, subject to the restrictions set forth in the Plan.

3.3   Administration by the Committee.  The Committee shall have the full power, discretion, and authority to interpret and administer the Plan in a manner consistent with the Plan's provisions.  However, in no event shall the Committee have the power to determine Plan eligibility, or to determine the number, the value, the vesting period, or the timing of Awards to be made under the Plan (all such determinations being automatic pursuant to the provisions of the Plan).

3.4   Decisions Binding.  All determinations and decisions made by the Committee pursuant to the Plan, and all related orders or resolutions of the Committee shall be final, conclusive, and binding on all persons, including the Company, its shareholders, Participants, and their estates and beneficiaries.

Article 4. Payment of Annual Retainer

4.1   Form of Annual Retainer.  In lieu of receiving the annual retainer (which term, as used in this Plan, shall include any additional annual retainer for committee chairman) in cash, effective for payments on or after January 1, 1998, a
Non-Employee Director may elect to receive all (100%) or fifty percent (50%) of the
Director's annual retainer in the form of Shares.  Such election shall be made prior to the beginning of, and will be effective for, the calendar year in which the annual retainer will be paid.  Each election shall become irrevocable as of the last day such election may be made.  Provided, however, Non-Employee Directors not serving on the Board prior to January 1, 1998, may, at any time within thirty (30)
days of their original election to the Board, make an irrevocable election with respect to payments not yet made, effective for the then current calendar year.
Unless the Non-Employee Director notifies the Secretary of the Company otherwise prior to the beginning of each subsequent calendar year, the election will renew automatically for an additional calendar year.

4.2   Payment of Shares.  One fourth of the annual retainer is paid in advance on the first day of each quarter (if not a business day, then the next preceding business day) and is fully earned on that date.  A Director whose term will expire during the quarter and who is not nominated for re-election will receive a pro-rated quarterly retainer.  For their first retainer payment only, newly elected
Non-Employee Directors are paid the first day of the quarter next occurring on a pro-rata basis.  When the retainer is increased after the first day of a calendar quarter, the increased amount will be paid the first day of the following quarter.
Each fraction of a month is considered a whole month.  The Shares paid pursuant to
Section 4.1 shall be delivered as soon as administratively possible following the scheduled retainer payment date.  The number of Shares to be paid shall equal the portion of the quarterly retainer being taken in stock, divided by the Fair Market
Value of a Share on the date of the scheduled payment of the retainer.  Any fractional Share shall be paid in cash as provided hereunder.

4.3   Holding Period for Shares.  Any Shares acquired by a Director under this
Article 4 may not be sold for one year after acquisition.  Thereafter, such Shares shall only be sold pursuant to an effective registration statement or pursuant to an exemption from the Securities Act of 1933, including sales pursuant to Rule 144 thereunder.  The Company may place a legend on the certificates for such Shares evidencing this restriction.

Article 5. Award of Stock Units for Non-Employee Directors

5.1   Award of Deferred Stock Units for Non-Employee Directors.  Commencing
November 21, 1997, and then effective the day of each annual meeting of the
Company's shareholders thereafter, each Non-Employee Director shall be Awarded that number of Stock Units that is equal to: (a) fifty percent (50%) of the annual retainer as in effect at the time of the Award divided by (b) the Fair Market Value of a Share on the date of the Award.  Effective with the annual meeting in 2001, the percentage in (a), above, shall be increased to one hundred fifty percent
(150%).  Each Award is intended to be in consideration for service until the next annual meeting of shareholders, but will be fully earned on the date of the Award.
Provided, however, if the Director terminates service on or before the day of the annual meeting of shareholders, the Award to be paid on such meeting date will not be issued.

5.2   Award of Deferred Stock Units for New Non-Employee Directors.  The following applies only to Non-Employee Directors who originally became a Non-Employee
Director after November 21, 1997.  Each Non-Employee Director shall receive an annual Award of Stock Units effective the day of the annual meeting of shareholders.  The number of Stock Units in each such Award shall equal thirteen thousand dollars ($13,000), divided by the Fair Market Value of a Share on the date of the Award.  Each Award is intended to be in consideration for service until the next annual meeting of shareholders, but will be fully earned on the date of the
Award.  If the Director terminates service on the day of the annual meeting of shareholders, no such Award will be issued.  No Director shall receive more than ten (10) Awards under this Section 5.2.

5.3   Deferral of Retainers, Committee Fees, and Meeting Fees into Stock Units.
Effective for payments on or after January 1, 1998, each Non-Employee Director may elect to defer all (100%) or fifty percent (50%) of the cash portion of the
Director's annual retainer into Stock Units.  In addition, a Non-Employee Director may elect to defer all (100%) of the Director's Board and committee fees
(collectively "Fees") into Stock Units.  The number of Stock Units acquired shall equal the Fees and/or the portion of the annual retainer being deferred into Stock
Units, divided by the Fair Market Value of a Share on the date of the scheduled payment of the Fees.

      Any deferral election under this Section 5.3 shall be made prior to the beginning of, and will be effective for, the calendar year in which such payments would otherwise be made.  Each such election shall become irrevocable as of the last day such election may be made.  Provided, however, Non-Employee Directors not serving on the Board prior to January 1, 1998, may, at any time within thirty (30)
days of their original election to the Board, make an irrevocable election with respect to payments not yet made, effective for the then current calendar year.
Unless the Non-Employee Director notifies the Secretary of the Company otherwise prior to the beginning of each subsequent calendar year, each election hereunder will renew automatically for an additional calendar year.

5.4   Payout of Deferred Stock Units.  All Stock Units shall be paid out in the form of one Share for each Stock Unit.  The Participant shall elect the timing of the payout for Stock Unit Awards no later than the calendar year prior to the first scheduled payment of such Stock Units; any prior elections by the Participant shall become irrevocable at that time.  One election will apply to all Stock Units, whether from deferrals, annual Awards or otherwise.  Stock Units acquired under this Plan shall be paid out in a lump sum payment or in up to fifteen (15) annual installments, as elected by the Participant.  The lump sum payment or the first installment, as the case may be, shall be payable on the first day of February of the year following the calendar year of the termination of the Participant's service as a Director.  All annual installments thereafter shall be payable on the anniversary of the first such payment.  If the Director fails to make a timely election as to the number of installments, the Stock Units shall be paid out in four (4) annual installments.

      For Participants electing a payout of Stock Units in installments, the number of Stock Units to be paid out in each installment shall equal the number of Stock
Units available for payout, divided by the number of remaining installments
(including the installment being made).  A fractional Stock Unit shall be paid in cash.

5.5   Stock Units.  Each Stock Unit shall represent an unfunded and unsecured promise by SBC to issue a Share.  On the record date for cash dividends payable on a Share, Participants holding Stock Units shall earn dividend equivalents paid in the form of additional Stock Units added to their account.  The number of Stock
Units so added shall equal the dividends on an equal number of Shares, divided by the Fair Market Value of a Share on the record date.

5.6   Holding Period for Shares.  Any Shares acquired by a Director under this
Article 5 may not be sold for one year after acquisition.  Thereafter, such Shares shall only be sold pursuant to an effective registration statement or pursuant to an exemption from the Securities Act of 1933, including sales pursuant to Rule 144 thereunder.  The Company may place a legend on the certificates for such Shares evidencing this restriction.

Article 6. Cash Deferral Account

6.1   Cash Deferral Account.  A cash deferral account (the "Cash Deferral Account")
shall be established and maintained by the Company for each Participant that makes a cash deferral under the Plan.  Each Cash Deferral Account shall be credited as of the date the amount deferred otherwise would have become due and payable to the
Participant and shall be credited to reflect the interest return thereon.  The establishment and maintenance of such Cash Deferral Accounts, however, shall not be construed as entitling any Participant to any specific assets of the Company and shall represent an unfunded and unsecured promise of the Company the amounts due thereunder.

6.2   Cash Deferral Elections.  Effective for payments on or after January 1, 1998, each Non-Employee Director may elect to defer all (100%) or fifty percent (50%) of the cash portion of the Director's annual retainer into the Director's Cash
Deferral Account.  In addition, a Non-Employee Director may elect to defer all
(100%) of the Director's Board and committee fees (collectively "Fees") into the
Director's Cash Deferral Account.

      Any deferral election under this Section 6.2 shall be made prior to the beginning of, and will be effective for, the calendar year in which such payments would otherwise be made.  Each such election shall become irrevocable as of the last day such election may be made.  Provided, however, Non-Employee Directors not serving on the Board prior to January 1, 1998, may, at any time within thirty (30)
days of their original election to the Board, make an irrevocable election with respect to payments not yet made, effective for the then current calendar year.
Unless the Non-Employee Director notifies the Secretary of the Company otherwise prior to the beginning of each subsequent calendar year, each election hereunder will renew automatically for an additional calendar year.

      Deferral elections under the Plan made prior to November 21, 1997, shall remain in place through the end of 1997, and all such deferrals shall be credited to the Cash Deferral Account and continue to earn interest in accordance with
Section 6.3.  Any new Non-Employee Director joining the Board after November 21,
1997, and before January 1, 1998, may make an election with respect to 1997 annual retainers and fees in accordance with the Plan as it read immediately prior to the modifications of November 21, 1997.

6.3   Interest on Cash Deferral Accounts.  The annual rate of interest on amounts in the Cash Deferral Accounts for 1997 and subsequent calendar years shall be the
Moody's Corporate Bond Yield Average-Monthly Average Corporates as published by
Moody's Investor Service, Inc. (or any successor thereto) for the month of
September before the calendar year in question (if such yield is no longer published, a substantially similar average selected by the Human Resources
Committee) or such other rate as the Human Resources Committee shall determine prior to the year for which the interest rate would be applicable.  Interest shall be credited quarterly, in arrears.

6.4   Form and Timing of Payout of Cash Deferral Accounts.  Cash Deferral Accounts
shall be paid out in cash.  The Participant shall elect the timing of the payout for Participant's Cash Deferral Account no later than the calendar year prior to the first scheduled payment thereof; any prior elections by the Participant shall become irrevocable at that time.  One election shall apply to a Participant's entire Cash Deferral Account.  A Participant's Cash Deferral Account shall be paid out in a lump sum payment or in up to fifteen (15) annual installments, as elected by the Participant.  The lump sum payment or the first installment, as the case may be, shall be payable on the first day of February of the year following the calendar year of the termination of the Participant's service as a Director.  All annual installments thereafter shall be payable on the anniversary of the first such payment.  If the Director fails to make a timely election as to the number of installments, the Participant's Cash Deferral Account shall be paid out in four (4)
annual installments.  Each installment shall equal the amount available for payout, divided by the number of remaining installments (including the installment being made).

6.5   Conversion of a Participant's Cash Deferral Account to Deferred Stock Units.
Each year, on or before the tenth day following the Company's public release of its annual summary statement of earnings (typically in January of each year) (such tenth day to be the "Conversion Date"), a Non-Employee Director may elect to convert all or part of the balance of his or her Cash Deferral Account into Stock
Units, effective the Conversion Date.  Each such election shall become irrevocable as of the last day such election may be made.  A Non-Employee Director who elects to convert his or her Cash Deferral Account shall receive the number of Stock Units found by dividing the Non-Employee Director's balance in the Cash Deferral Account as of such Conversion Date, together with all accrued but not yet credited interest, or such lesser amount of the Cash Deferral Account elected by the
Non-Employee Director, by the Fair Market Value of a Share on such date.  Upon such conversion, the Participant's Cash Deferral Account shall be reduced by the amount so converted.

Article 7. Amendment, Modification, and Termination

7.1   Amendment, Modification, and Termination.  Subject to the terms set forth in this Article 7, the Board may terminate, amend, or modify the Plan at any time and from time to time.

7.2   Awards Previously Granted.  Unless required by law, no termination, amendment, or modification of the Plan shall in any material manner adversely affect any Award previously provided under the Plan, without the written consent of the Participant holding the Award.

Article 8. Miscellaneous

8.1   Competition.  Notwithstanding any election hereunder, in the event a Director ceases to be a Director of the Company and becomes a proprietor, officer, partner, employee, director or otherwise becomes affiliated with any business that is in competition with the Company or any of its subsidiaries, or becomes employed by any governmental agency having jurisdiction over the activities of the Company or any of its subsidiaries, all as determined by the Committee in its sole discretion, the entire balance hereunder may be immediately paid out at the election of the
Company, in which case no further amounts may be earned under this Plan.

8.2   Elections.  All elections and notices of any kind hereunder shall be in writing and provided to the Secretary of the Company in a form prescribed by the
Secretary.

8.3   Assignment.  Except as otherwise provided herein, no rights under this Plan may be assigned by a Participant.

8.4   Severability.  In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

8.5   Death of a Director/Beneficiary Designation.  Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named primarily or contingently) to whom any benefit under the Plan is to be paid in the event of his or her death.  Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Secretary of SBC, and will be effective only when filed by the Participant in writing with the Secretary during his or her lifetime.  In the absence of any such designation, benefits remaining unpaid at the Participant's death shall be paid to the Participant's estate.

      In the event of the death of a Participant before full payment of all amounts due hereunder, the balance shall be paid in a lump sum as soon as administratively possible in accordance with the foregoing.  Notwithstanding this, if the
Participant so elects as part of the Participant's deferral elections, the Stock
Units and/or the Cash Deferral Account will be paid out in the number of annual installments elected by the Participant, beginning on the first day of the month following the Participant's death and occurring annually thereafter; provided, however, if distributions to the Participant have already commenced at the time of the Participant's death, then under this election, distributions will continue as scheduled.

8.6   No Right of Nomination.  Nothing in the Plan shall be deemed to create any obligation on the part of the Board to nominate any Director for reelection by the
Company's shareholders.

8.7   Shares Available/Fractional Shares.  The Shares delivered under the Plan may be either authorized but unissued Shares, or Shares which have been or may be reacquired by the Company, as determined from time to time by the Board.

      In no case shall a fractional Share be issued under this Plan.  Any fractional Share payable hereunder, upon the conversion of a Stock Unit or otherwise, shall be payable in cash in an amount equal to such fraction of a Share times the Fair Market Value of a Share on the date the fractional Share would otherwise be payable.

8.8   Successors.  All obligations of the Company under the Plan with respect to
Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

8.9   Requirements of Law.  The granting of Awards under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

8.10  Governing Law.  The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the internal, substantive laws of the State of
Texas.

8.11  Adjustments.  In the event of a merger, reorganization, consolidation, recapitalization, separation, liquidation, stock dividend, stock split, share combination, or other change in the corporate structure of SBC affecting SBC
Shares, such adjustment shall be made in the number and characteristics of outstanding Stock Units and/or the number and class of securities into which the
Stock Units may be converted, in each case as may be determined to be appropriate and equitable by the Board of Directors, in its sole discretion, to prevent dilution or enlargement of rights.